Exhibit 1.2

MC-329214

Certificate of Incorporation on Change of Name

I DO HEREBY CERTIFY that

Union Acquisition Corp.

having by Special resolution dated 27th day of February Two Thousand Nineteen changed its name, is now incorporated under name of

Bioceres Crop Solutions Corp.

Given under my hand and Seal at George Town in the Island of Grand Cayman this 28th day of February Two Thousand Nineteen

An Authorised Officer,

Registry of Companies,

Cayman Islands.

Authorisation Code : 828247314168
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01 March 2019